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                                 Exhibit (g) 6.

                           FORM OF AMENDMENT NO. 5 TO
                          MUTUAL FUND CUSTODY AGREEMENT

         THIS AMENDMENT NO. 5 TO MUTUAL FUND CUSTODY AGREEMENT is made as of May 1, 2002 by and between the ULTRA SERIES FUND, a Massachusetts Business Trust (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts State chartered bank trust company ("State Street").

         1. The parties entered into a Mutual Fund Custody Agreement dated April 30, 1997.

         2. The name of the Emerging Growth Fund changed to Multi-Cap Growth Stock Fund, effective May 1, 2002.

         3. The Treasury 2000 Fund has been liquidated and deregistered with the Securities and Exchange Commission.

         4. The parties agree to amend Attachment B of the Custody Agreement to read as follows:

                                  ATTACHMENT B

Portfolios of the Ultra Series Fund:

         Money Market Fund
         Bond Fund
         High Income Fund
         Balanced Fund
         Growth and Income Stock Fund
         Capital Appreciation Stock Fund
         Mid-Cap Stock Fund
         Multi-Cap Growth Stock Fund
         International Stock Fund
         Global Securities Fund

         The Fund and State Street hereby ratify and confirm the Mutual Fund Custody Agreement and agree that it remains in full force and effect and is binding upon the parties in accordance with its terms, as amended hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives designated below as of the day and year first above written.

ULTRA SERIES FUND                           STATE STREET BANK
                                            AND TRUST COMPANY

By: _________              By: __________________